Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-73155, 333-77061, 333-42729, 333-37350, 333-50880, 333-105964, 333-124864, and 333-133925 of our report dated February 28, 2007, relating to the consolidated financial statements and financial statement schedule of MGM MIRAGE and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and our report dated February 28, 2007 on management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of MGM MIRAGE for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 28, 2007